UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

December 16, 2011
(Date of earliest event reported)

LABORATORY CORPORATION OF
AMERICA HOLDINGS
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11353	13-3757370
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

358 South Main Street,
Burlington, North Carolina	27215	336-229-1127
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On December 16, 2011, Laboratory Corporation of America® Holdings (NYSE: LH) announced the successful completion of the previously announced subsequent offering period for the cash tender offer by its wholly owned subsidiary, OCM Acquisition Corp. (“OCM”), for all outstanding shares of common stock of Orchid Cellmark Inc. (NASDAQ: ORCH) (“Orchid Cellmark”).  As of 4:00 p.m., New York City time, on December 15, 2011, the expiration of the subsequent offering period, the depositary for the tender offer has advised LabCorp that stockholders of Orchid Cellmark validly tendered an additional 217,184 shares of Orchid Cellmark common stock during the subsequent offering period. OCM has accepted for payment all Orchid Cellmark shares validly tendered during the subsequent offering period, and the consideration for all such shares either has been paid or will be paid promptly.  The shares acquired during the subsequent offering period in addition to the shares previously accepted for payment during the initial offering period represent an aggregate of 87.2 % of Orchid Cellmark’s currently outstanding shares of common stock.

LabCorp also announced that OCM exercised its top-up option pursuant to the terms of the previously announced agreement and plan of merger, as amended, entered into with Orchid Cellmark on April 5, 2011.  The exercise of this top-up option allowed OCM to increase its share ownership percentage of Orchid Cellmark through the purchase of newly issued shares of Orchid Cellmark at the offer price.  As a result, OCM acquired at least 90% of the outstanding shares of Orchid Cellmark, and OCM has effected as of December 15, 2011, a short-form merger with Orchid Cellmark without the need for a meeting of Orchid Cellmark’s stockholders, as permitted by the Delaware General Corporation Law.  In the merger, each share not tendered and accepted for payment in the offer, other than those shares with respect to which the holders properly exercise appraisal rights and shares held by LabCorp or OCM, has been converted into the right to receive $2.80 in cash, without interest thereon and subject to applicable withholding taxes.  As a result of the merger, Orchid Cellmark is a wholly owned subsidiary of LabCorp, and Orchid Cellmark’s shares will cease to be traded on the NASDAQ Global Market.

Exhibits

99.1	Press Release dated December 16, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Registrant

By:	/s/ F. SAMUEL EBERTS III
F. Samuel Eberts III
Chief Legal Officer and Secretary

December 16, 2011